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                                                                    Exhibit 99.3


NEWS RELEASE

DYNEGY TO ASSUME FULL OWNERSHIP OF NORTHERN NATURAL GAS PIPELINE

HOUSTON--(BUSINESS WIRE)--Jan. 3, 2002--Dynegy Inc. (NYSE:DYN) today announced that it has settled the lawsuit with subsidiaries of Enron Corp. for Dynegy to exercise its option to acquire the Northern Natural Gas (NNG) pipeline. Dynegy and Enron have agreed to a closing of no later than the end of January 2002. Dynegy, in return, has agreed to extend Enron's option to repurchase the pipeline from May 9, 2002, to June 30, 2002.

         The settlement does not affect the rights of either Dynegy or Enron in connection with the merger agreement, and Dynegy intends to fully pursue its claims against Enron for breaches of that agreement.

         In conjunction with the now terminated merger agreement between the companies, Dynegy paid $1.5 billion to acquire preferred stock and other rights in an Enron subsidiary that owns NNG. Dynegy exercised its rights to acquire the common equity of NNG's parent after termination of the merger agreement. The option agreement calls for the payment of a $23 million exercise price at closing, subject to working capital adjustments. Enron will provide transition services related to the pipeline through the end of the repurchase period in June.

         "We acquired the pipeline under the terms originally agreed upon by the two companies, with the exception of the date extension," said Chuck Watson, chairman and chief executive officer of Dynegy Inc. "Through our longstanding relationship with Northern Natural Gas we recognize the value of its operations and the professional manner in which its employees serve their customers. We will be committed to maintaining the same high level of service and safe asset operation that has characterized Northern Natural Gas' management of its business."

         NNG currently provides transportation and storage services to its customers and provides cross-haul and grid transportation between other interstate and intrastate pipelines in the Permian, Anadarko, Hugoton and Midwest areas.

         "This action ensures continuity of quality service to the customers of Northern Natural Gas and stability for the outstanding employees who have run the pipeline carefully and safely over many years," said Stan Horton, chairman and chief executive officer, Enron Transportation Services Company. "We remain committed to our tradition of excellence throughout this transition period."

         NNG's 16,600 miles of pipeline extend from the Permian Basin in Texas to the Upper Midwest, providing extensive access to major utilities and industrial customers. NNG's storage capacity is 59 billion cubic feet (Bcf) and its market area capacity is approximately 4.3 billion cubic feet per day (Bcf/d).

         Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides

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innovative solutions to customers in North America, the United Kingdom and
Continental Europe. Its web site is WWW.DYNEGY.COM.

         Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy expects include changes in commodity prices for energy or communications products or services; the timing and extent of deregulation of energy markets in the U.S. and Europe; general capital market conditions; the effectiveness of Dynegy's risk management policies and procedures; the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets; operational factors affecting Dynegy's power generation or Dynegy's midstream natural gas facilities; uncertainties regarding the development of, and competition within, the market for broadband services in the U.S. and Europe; and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business. Moreover, statements regarding expected delivery dates of new liquids carriers are subject to various construction risks that could cause such delivery to be delayed or prevented, such as a failure to obtain financing or the failure of third-party contractors to perform their contractual obligations. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at HTTP://WWW.SEC.GOV.